Exhibit 99.1

Hercules Offshore Announces Three-Year Contracts for Jackup Rigs Hercules 258 and Hercules 260 in India

HOUSTON, December 5, 2007 /PRNewswire-FirstCall/ — Hercules Offshore, Inc. (Nasdaq: HERO) announced today that Oil and Natural Gas Corporation Limited (ONGC) has awarded three-year contracts for the Hercules 258 and Hercules 260 jackup rigs for drilling operations offshore India. The contract for the Hercules 258 is expected to commence in mid-second quarter 2008 following the completion of an existing contract commitment offshore India. The contract for the Hercules 260 is expected to commence in late first quarter 2008 following the completion of shipyard work on the rig. The Company has entered into a contract to transport the Hercules 260 to India after completion of this shipyard work and expects to commence transportation this month. Revenue that could be generated over each of the three-year contracts totals approximately $121.0 million for Hercules 258 and approximately $156.6 million for Hercules 260, which excludes payment to the Company of reimbursable expenses and a total of approximately $6.5 million for mobilization of both rigs.

Randy Stilley, President and Chief Executive Officer of Hercules Offshore, stated, “We are extremely pleased to further accomplish our ongoing goals of expanding our international presence and significantly increasing our contract backlog. These contracts confirm our belief that India represents an excellent location for our drilling rigs, and that demand for our drilling services in our targeted international locations remains strong.”

Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 33 jackup rigs, 27 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels operated through a wholly owned subsidiary, and has operations in nine different countries on four continents. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.

Statements regarding contract durations, contract commencement dates and revenues, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, actions by customers and other third parties, the future price of oil and gas, the actual revenues earned and other factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at http://www.sec.gov or the Company’s website at http://www.herculesoffshore.com. Hercules cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE Hercules Offshore, Inc.

CONTACT: Stephen M. Butz, Vice President Finance and Treasurer of Hercules Offshore, Inc., +1-713-979-9832

Web site: http://www.herculesoffshore.com